UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 2, 2006


                          APAC Customer Services, Inc.
                -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Illinois                        0-26786                 36-2777140
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
       Incorporation)                                        Identification No.)




    Six Parkway North, Deerfield, Illinois                            60015
   (Address of Principal Executive Offices)                         (ZIP Code)



       Registrant's telephone number, including area code: (847) 374-4980


                                 Not Applicable
                -------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.    Results of Operations and Financial Condition.

On November 2, 2006, APAC Customer Services, Inc. (the "Company") issued a press release setting forth the Company's financial results for the third fiscal quarter ended October 1, 2006. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference in this filing in its entirety.

Item 2.05     Costs Associated with Exit or Disposal Activities.

As previously reported on a Current Report on Form 8-K dated July 29, 2005, and subsequently updated on Current Reports on Form 8-K dated November 3, 2005, February 7, 2006 and April 25, 2006, on July 26, 2005, the Company's Board of Directors approved a restructuring plan of the Company. Pursuant to the restructuring plan, the Company exited virtually all of its outbound customer acquisition business, closed over half of its customer interaction centers, eliminated 400 salaried positions and pursued other operational improvements. The Company exited non-strategic and unprofitable client relationships in order to focus on profitable client relationships in a limited number of industries in an effort to improve its near term financial performance and position the Company for long-term growth.

As of July 26, 2005, the Company expected to incur approximately $10 to $15 million in restructuring charges, including approximately $3 to $6 million of one-time termination benefit charges, approximately $3 to $4 million of lease termination charges and approximately $4 to $5 million in asset impairment charges. At that time, the Company expected that approximately $6 to $10 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring, as of November 2, 2005, the Company expected to incur approximately of $8 to $13 million in restructuring charges, including approximately $3 to $4 million in one-time termination benefits charges, approximately $3 to $6 million in lease termination charges, and approximately $2 to $3 million in asset impairment charges. The Company expected that approximately $6 to $10 million of such costs would result in future cash expenditures.

As of February 8, 2006, the restructuring plan was substantially completed; however, the wind-down of a limited number of client applications and the closing of some customer care centers continues into 2006.

Based on progress to date of the restructuring, as of February 8, 2006, the Company expected to incur approximately $8 to $11 million in restructuring charges, including approximately $2.0 to $2.5 million in one-time termination benefits charges, approximately $5.0 to $6.5 million in lease termination charges, and approximately $1 to $2 million in asset impairment charges. The Company expected that approximately $7 to $9 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring plan, as of April 26, 2006, the Company expected to incur approximately $9 to $11 million in restructuring changes, including approximately $2.0 to $2.5 million in one-time termination benefit charges, approximately $5.5 to $6.5 million in lease termination charges, and approximately $1.5 to $2.0 million in asset impairment charges. The Company expected that approximately $7.5 to $9.0 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring plan, as of July 26, 2006, the Company expected to incur approximately $8 to $10 million in restructuring changes, including approximately $2.0 to $2.5 million in one-time termination benefit charges, approximately $5 to $6 million in lease termination charges, and approximately $1.0 to $1.5 million in asset impairment charges. The Company expected that approximately $7.0 to $8.5 million of such costs would result in future cash expenditures.

As of October 1, 2006, the restructuring plan is complete. Overall, the Company incurred $9.8 million in restructuring charges, including $2.0 million in one-time termination benefits, $6.4 million in lease termination charges and $1.4 million in asset write-down charges. The Company expects cash expenditures to total $8.4 million, of which $4.2 million has been paid to date. The remaining $4.2 million will be paid in future periods.

Item 9.01     Financial Statements and Exhibits.

     99.1   Press Release, dated November 2, 2006, of the Company.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                APAC Customer Services, Inc.


Date:     November 2, 2006                      By: /s/ George H. Hepburn III
                                                --------------------------------
                                                Name: George H. Hepburn III
                                                Title: Senior Vice President
                                                and Chief Financial Officer

                                  EXHIBIT INDEX



Exhibit Number                        Exhibit Description
--------------                        -------------------

       99.1                       Press Release, dated November 2, 2006, of APAC
                                   Customer Services, Inc.